As filed with the Securities and Exchange Commission on February 22, 2011

Registration No. 333-140727 Registration No. 333-135948 Registration No. 333-101024

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-140727
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-135948
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-101024

UNDER THE SECURITIES ACT OF 1933
__________________

JENNIFER CONVERTIBLES, INC.
(Exact Name of Registrant as Specified in Its Charter)
Delaware
(State or Other Jurisdiction of Incorporation or Organization)
11-2824646
(I.R.S. Employer Identification Number)
417 Crossways Park Drive Woodbury, New York 11797
(Address of Principal Executive Offices) (Zip Code)
Jennifer Convertibles, Inc. 2006 Equity Incentive Plan Jennifer Convertibles, Inc. 2003 Stock Option Plan Individual Stock Option Agreements
(Full Title of the Plans)
Rami Abada President and Chief Financial Officer Jennifer Convertibles, Inc. 417 Crossways Park Drive Woodbury, New York 11797
(Name and Address of Agent For Service)
(516) 496-1900
(Telephone Number, Including Area Code, of Agent For Service)

With a Copy to:
Michael S. Fox, Esq. Kenneth A. Schlesinger, Esq. Olshan Grundman Frome Rosenzweig & Wolosky LLP Park Avenue Tower 65 East 55th Street New York, New York 10022 (212) 451-2300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post Effective Amendment”) relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by Jennifer Convertibles, Inc., a Delaware corporation (the “Company”):

•
Registration Statement No. 333-140727, filed on February 14, 2007, registering 600,000 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), issuable under the Jennifer Convertibles, Inc. 2006 Equity Incentive Plan;

•	Registration Statement No. 333-135948, filed on July 21, 2006, registering 700,000 shares of Common Stock issuable under the Jennifer Convertibles, Inc. 2003 Stock Option Plan; and

•	Registration Statement No. 333-101024, filed on November 5, 2002, registering 1,342,500 shares of Common Stock issuable under individual Stock Option Agreements.

On July 18, 2010, the Company and all of its subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”).  On February 9, 2011, the Bankruptcy Court entered an order confirming the Company’s plan of reorganization (the “Plan”).  The Plan became effective on February 22, 2011 (the “Effective Date”).  Pursuant to the Plan, the existing securities of the Company were cancelled and extinguished on the Effective Date, including the shares of Common Stock registered pursuant to the Registration Statements, and holders of such securities did not receive any distributions under the Plan.  Consequently, the Company is filing this Post-Effective Amendment on the Effective Date.

By means of this Post-Effective Amendment, the Company hereby terminates the effectiveness of each Registration Statement and, in accordance with an undertaking made by the Company in Part II of each Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to its Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on February 22, 2011.

JENNIFER CONVERTIBLES, INC.

By:	/s/ Rami Abada
Name:	Rami Abada
Title:	President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statements on Form S-8 has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ Gebing Zou	Chief Executive Officer and Director	February 22, 2011
Gebing Zou

/s/ Rami Abada	President, Chief Financial Officer and Director	February 22, 2011
Rami Abada

/s/ Herb Hester Jr.	Director	February 22, 2011
Herb Hester Jr.

/s/ James Jiang	Director	February 22, 2011
James Jiang

/s/ Yaoxiang Yue	Director	February 22, 2011
Yaoxiang Yue